UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

26600 Telegraph Road, Suite 400

Southfield, Michigan 48033

(248) 352-7300

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD MAY 17, 2023

April 21, 2023

To Superior Stockholders:

On March 30, 2023, Superior Industries International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Annual Meeting of Stockholders to be held on May 17, 2023 (the “Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

Proposal 2 of the Proxy Statement concerns the approval of an amendment and restatement of the Company’s 2018 Equity Incentive Plan to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Incentive Plan by 3,400,000 shares (“Proposal 2”).

The Proxy Statement indicated that the shares voted “for” Proposal 2 must exceed the number of shares voted “against” Proposal 2, but that shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at the Annual Meeting (the “Quorum Majority”). The Proxy Statement also indicated that in determining whether Proposal 2 has received the requisite vote, abstentions will have the same effect as a vote against Proposal 2 (specifically because an abstention counts as a vote cast on Proposal 2 pursuant to New York Stock Exchange rules for voting on equity compensation plans).

The purpose of this Supplement is to clarify and correct the statement of the effect of abstentions on Proposal 2 set forth under “What is the voting requirement to approve each of the proposals and how are broker non-votes and abstentions treated?” on page 66 of the Proxy Statement by amending and restating the effect of abstentions for Proposal 2 (Approval of the amendment to the 2018 Equity Incentive Plan of the Company) as follows: “No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.”

Except as revised by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

If you have already submitted a proxy, your vote will count as submitted by you. If you have already submitted a proxy and wish to change your vote, please revoke your proxy by following the procedures described in the Proxy Statement and vote again. If you have not yet submitted a proxy, the Board of Directors urges you to vote by following the procedures described in the Proxy Statement.

This Supplement has been filed with the Securities and Exchange Commission and was first made available to shareholders on April 21, 2023.